EXTENSION OF LEASE

This Extension of Lease is made on June 14, 2011, between 3871 VALLEY VIEW PROPERTIES, LLC, A NEVADA LIMITED LIABILITY COMPANY ("Lessor"), whose address is 3301 Spring Mtn Rd. #4, Las Vegas, Nevada 89102, and BRIAN KEASBERRY, AN INDIVIDUAL DBA BRK INC. ("Lessee"), whose address is 3871 S. Valley View Blvd. Unit(s) #70, Las Vegas, Nevada 89103, who agree as follows:

1. Recitals. This Extension of Lease is made with reference to the following facts and objectives:
a. Lessor and Lessee entered into a written lease dated December 13, 2010, and Extension to Lease for 6 months dated June 30, 2010 ("the Lease"), in which Lessor leased to Lessee, and Lessee leased from Lessor, that certain Premises commonly known as 3871 S. VALLEY VIEW BLVD. Unit(s) #70, LAS VEGAS, NEVADA 89103.
b. The Term of the Lease expires on June 30, 2011.
c. The parties desire to extend the Term of the Lease for an additional period of SIX (6) MONTHS.

2. Extension of Term. The Term of the Lease shall be extended for an additional period of SIX (6) MONTHS from and after 7/1/2011, so that the Term of the Lease shall extend to and including December 31, 2011.

3. Minimum Monthly Rent. Commencing July 1, 2011, Base Monthly Rent for the extended Term shall be as specified below and shall be payable pursuant to the provisions of the Lease.

7/1/2011 Through 12/31/2011: Six Hundred Sixty and 00/100 Dollars ($660.00) Per Month
Note: These amounts do not include any Additional Rent described in Paragraph 4, below.

4. Additional Rent. As additional Rent, Lessee agrees to pay to Lessor the sum of FORTY AND 00/100 DOLLARS ($ 40.00) per month for utilities provided to the Premises which are not separately metered. In the event that there is an increase in utility rates, Lessor shall increase Lessee's monthly utility charge proportionally (the determination thereof to be made by Lessor).

5. Security Deposit. A Security Deposit in the amount of SEVEN HUNDRED AND 00/100 DOLLARS ($ 700.00) is required by LESSOR. LESSEE has previously paid $ 700.00; therefore, a deposit increase in the amount of $ 0.00 is required to be paid to LESSOR on or before the Commencement of this Addendum. Lessor may, at its option, elect to retain Lessee's security deposit in an account separate from the trust accounts maintained by Lessor's Agent (The Ribeiro Company). If Lessor makes such an election, Lessee's security deposit will be refunded from Lessor's account in accordance with the terms and conditions of this Lease.

6. Additional Provisions. The terms of the Lease and subsequent extensions are personal to the Lessee, and shall not be conveyed to any successor, subtenant, sublessee, or assignee. The Lessee agrees that the terms, rates, concessions or other details of the Lease and extensions shall remain confidential, and shall not disclose any of the terms of the Lease or extensions without prior written consent of Lessor. Any unauthorized disclosure shall be deemed a breach of Lease.

7. Effectiveness of Lease. Except as set forth in this Extension of Lease, all the provisions of the Lease shall remain unchanged and in full force and effect.

3871 VALLEY VIEW PROPERTIES, LLC, A NEVADA LIMITED LIABILITY COMPANY
Lessor

By: _______________ 7/6/11
Date
The Ribeiro Company
As: Agent for Lessor

Brian Keasberry, an individual dba BRK Inc.
Lessee

By: _______________ 7-1-11
Date
BRIAN KEASBERRY
As: **OFFICER**